Exhibit 99.1

RxSight, Inc. Reports Fourth Quarter and Full Year 2023 Financial Results

Aliso Viejo, Calif. (NASDAQ: RXST) – February 28, 2024 – RxSight, Inc., an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery, today reported financial results for the three months and full year ended December 31, 2023.

Key Quarterly and Full Year Highlights

•
Recognized fourth quarter 2023 revenue of $28.6 million, an increase of 78% compared to the fourth quarter of 2022, reflecting:
•
The sale of 77 Light Delivery Devices (LDD™s), representing a 35% unit increase from the fourth quarter of 2022, expanding the installed base to 666 LDDs at the end of the quarter, a 67% increase compared to the 400-unit LDD installed base at the end of the fourth quarter of 2022; and
•
The sale of 18,071 Light Adjustable Lenses (LAL®s), representing a 98% increase in procedure volumes compared to the fourth quarter of 2022.
•
Recognized full-year 2023 revenue of $89.1 million, representing growth of 82% compared to 2022, driven by unit sales of 266 LDDs and 54,873 LALs, representing increases of 36% and 117%, respectively, compared to 2022.

“We are very thankful to all our partner doctors and practices for joining with the RxSight team to consistently deliver high-quality vision across a range of distances,” said Ron Kurtz, CEO and President of RxSight. “As we step into 2024, we aim to expand our ability to optimize premium cataract surgery by unlocking the full potential of adjustable technology for patients.”

Fourth Quarter Financial Results

In the fourth quarter of 2023, total revenue was $28.6 million, an increase of 78% compared to the fourth quarter of 2022. Revenue growth was driven by a 52% increase in LDD revenue and a 98% increase in LAL revenue compared to the fourth quarter of 2022.

Gross profit for the fourth quarter of 2023 was $17.7 million or 62% of revenue, an increase of $10.2 million or 138% compared to gross profit of $7.4 million or 46% of revenue for the fourth quarter of 2022. The increase in gross profit was due to a favorable product mix from a greater percentage of revenue from LAL sales and sales of the LDD with a lower cost to manufacture and a higher average selling price.

Total operating expenses for the fourth quarter of 2023 were $28.5 million, a 27% increase from $22.4 million in the fourth quarter of 2022, reflecting the company’s ongoing investments to grow its LDD installed base and support increased LAL procedure volumes.

In the fourth quarter of 2023, the company reported a net loss of $(9.2) million, or $(0.26) per basic and diluted share, compared to a net loss of $(15.6) million, or $(0.56) per share on a basic and diluted basis in the fourth quarter of 2022. Adjusted net loss in the fourth quarter of 2023 was $(4.8) million, or

$(0.13) per basic and diluted share, compared to an adjusted net loss of $(12.6) million, or $(0.45) per basic and diluted share in the fourth quarter of 2022.

Cash, cash equivalents and short-term investments as of December 31, 2023, were $127.2 million.

Fiscal Year 2023 Financial Results

Full-year 2023 total revenue was $89.1 million, an increase of 82% compared to the full year of 2022. The increase in 2023 revenue was driven by a 43% increase in LDD revenue and a 117% increase in LAL revenue compared to 2022.

Gross profit for the full year of 2023 was $53.8 million, or 60% of revenue compared to gross profit of $21.3 million, or 44% of revenue for the full year of 2022. The increase in gross profit was due to a favorable product mix from a greater percentage of revenue from LAL sales and increased margins on the LDD introduced during the third quarter of 2023.

Total operating expenses for the full year of 2023 were $103.9 million, a 23% increase from $84.6 million for the full year of 2022. The increase was primarily driven by a higher headcount in sales and marketing to support the growth of the business, costs of operating as a public company and an increase of $4.1 million in non-cash stock-based compensation expense.

In 2023, net loss was $(48.6) million, or $(1.41) per share on a basic and diluted basis compared to a net loss of $(66.8) million, or $(2.41) per share on a basic and diluted basis in 2022. Adjusted net loss was $(31.1) million, or $(0.90) per share on a basic and diluted basis, in 2023, compared to an adjusted net loss of $(55.4) million, or $(2.00) per share on a basic and diluted basis in 2022.

2024 Guidance

The company is reiterating guidance for full-year 2024 revenue, gross profit margin, and operating expenses:

•
Revenue guidance range of $128.0 million to $135.0 million, representing implied growth of 44% to 52% compared to 2023.
•
Gross margin guidance range of 65% to 67%, representing an implied increase of 500 bps to 700 bps compared to 2023.
•
Operating expense guidance range of $125.0 million to $128.0 million, representing an implied growth of 20% to 23% compared to 2023, and including non-cash expense guidance in the range of $22.0 million to $25.0 million.

Conference Call

On Wednesday, February 28, 2024, at 1:30 p.m. Pacific Time, the company will host a conference call to discuss its fourth quarter 2023 and full year 2023 financial results. Participants may register for the call and listen through a live and archived webcast of the event available for one year at https://investors.rxsight.com/. While not required, it is recommended participants join ten minutes prior to the event start time to ensure the necessary audio applications are downloaded and installed. Instructions are provided (including a dial-in option).

2024 Annual Meeting of Stockholders

RxSight, Inc. today announced that the Company's Annual Meeting of Stockholders will be held on June 6, 2024, virtually. The Company’s Board of Directors set April 8, 2024, as the record date for the Annual Meeting.

About RxSight, Inc.

RxSight, Inc. is an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL®), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that can be adjusted after surgery enabling doctors to customize and deliver high-quality vision to patients after cataract surgery. Additional information about RxSight can be found at www.rxsight.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, with respect to: the Company’s ability to deliver high-quality vision across a range of distances; the Company’s ability to optimize premium cataract surgery; and the Company’s projected revenue, gross margin, and operating expenses for 2024. Such statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

Company Contact:

Shelley B. Thunen

Chief Financial Officer

sthunen@rxsight.com

Investor Relations Contact:

Oliver Moravcevic

VP, Investor Relations

omoravcevic@rxsight.com

RxSIGHT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Sales	$28,580	$16,088	$89,077	$49,005
Cost of sales	10,925	8,666	35,312	27,677
Gross profit	17,655	7,422	53,765	21,328

Operating expenses:
Selling, general and administrative	21,165	15,731	74,799	58,665
Research and development	7,341	6,681	29,051	25,981
Total operating expenses	28,506	22,412	103,850	84,646

Loss from operations	(10,851)	(14,990)	(50,085)	(63,318)

Other income (expense), net:
Interest expense	(4)	(1,451)	(3,308)	(4,946)
Interest and other income, net	1,661	836	6,574	1,517
Loss on extinguishment of term loan	—	—	(1,769)	—
Loss before income taxes	(9,194)	(15,605)	(48,588)	(66,747)

Income tax (benefit) expense	(18)	5	20	9

Net loss	$(9,176)	$(15,610)	$(48,608)	$(66,756)
Other comprehensive income (loss)
Unrealized gain (loss) on short-term investments	46	28	83	(66)
Foreign currency translation gain (loss)	4	14	7	(9)
Total other comprehensive income (loss)	50	42	90	(75)

Comprehensive loss	$(9,126)	$(15,568)	$(48,518)	$(66,831)

Net loss per share:
Basic & diluted	$(0.26)	$(0.56)	$(1.41)	$(2.41)
Weighted-average shares used in computing net loss per share:
Attributable to common stock, basic & diluted	35,961,894	27,990,322	34,455,111	27,661,982

RxSIGHT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$9,692	$11,834
Short-term investments	117,490	93,968
Accounts receivable	20,281	10,956
Inventories, net	17,421	14,835
Prepaid and other current assets	3,523	2,962
Total current assets	168,407	134,555
Property and equipment, net	10,841	10,138
Operating leases right-of-use assets	2,444	3,943
Restricted cash	711	761
Other assets	147	767
Total assets	$182,550	$150,164
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,863	$2,595
Accrued expenses and other current liabilities	15,239	12,672
Lease liabilities	1,801	1,970
Total current liabilities	20,903	17,237
Long-term lease liabilities	1,211	2,856
Term loan, net	—	40,169
Other long-term liabilities	74	—
Total liabilities	22,188	60,262
Commitments and contingencies
Stockholders' equity:
Common stock, $0.001 par value, 900,000,000 shares authorized, 36,139,513 shares issued and outstanding as of December 31, 2023 and 28,268,389 shares issued and outstanding as of December 31, 2022	36	28
Preferred stock, $0.001 par value, 100,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	754,971	636,001
Accumulated other comprehensive loss	(5)	(95)
Accumulated deficit	(594,640)	(546,032)
Total stockholders' equity	160,362	89,902
Total liabilities and stockholders' equity	$182,550	$150,164

Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented under generally accepted accounting principles in the United States (“GAAP”), we believe certain non-GAAP measures, including adjusted net loss, and adjusted net loss per share, basic and diluted, provide useful information to investors and are useful in evaluating our operating performance. For example, we exclude stock-based compensation expense and loss on extinguishment of debt because these expenses are non-cash in nature and we believe excluding these items provides meaningful supplemental information regarding our operational performance and allows investors the ability to make more meaningful comparisons between our operating results and those of other companies.

We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted Net Loss and Adjusted Net Loss Per Share

Adjusted net loss is a non-GAAP financial measure that we define as net loss adjusted for (i) stock-based compensation and (ii) loss on extinguishment of term loan. We believe adjusted net loss provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance and is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.

Reconciliations of net loss to adjusted net loss and the presentation of adjusted net loss per share, basic and diluted, are as follows:

RxSIGHT, INC.

GAAP To NON-GAAP RECONCILIATIONS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Common Stock
Numerator:
Net loss available to stockholders, basic and diluted	$(9,176)	$(15,610)	$(48,608)	$(66,756)
Add:
Stock-based compensation	4,425	2,962	15,746	11,397
Loss on extinguishment of term loan	—	—	1,769	—
Adjusted net loss available to common stockholders, basic and diluted:	$(4,751)	$(12,648)	$(31,093)	$(55,359)

Denominator:
Weighted-average shares outstanding, basic and diluted	35,961,894	27,990,322	34,455,111	27,661,982
Adjusted net loss per share, basic and diluted	$(0.13)	$(0.45)	$(0.90)	$(2.00)